April 2, 1990

Lee D. Harbert, Vice President & Mgr.
Bank of America NT & SA
555 California St. 4th Floor
San Francisco, CA 94104

Dear Lee:

This will confirm our agreement to modify the Custodian Agreement for the funds listed below as follows:

      Section 6(a) (4) will be modified to read: "Periodic payments of interest and/or of partial principal on GNMA instruments (other than payments on final maturity) shall be credited to the account of the Fund on payable date plus two."

                          FRANKLIN GROUP OF FUNDS

Franklin Investors Securities Trust
Franklin Tax-Free Trust
Franklin California Tax-Free Income Fund, Inc.
Franklin Federal Tax-Free Income Fund
AGE High Income Fund, Inc.
Franklin New York Tax-Free Income Fund, Inc.
Franklin Equity Fund
Franklin California Tax-Free Trust
Institutional Fiduciary Trust
Franklin Gold Fund
Franklin Tax-Exempt Money Fund
Franklin Pennsylvania Investors Fund
Franklin Money Fund
Franklin Federal Money Fund
Franklin Custodian Funds, Inc.
Franklin Option Fund
Franklin Tax-Advantaged U.S. Government Securities Fund
Franklin Tax-Advantaged High Yield Securities Fund
Franklin Managed Trust
Franklin Valuemark Funds
Franklin Government Securities Trust
Franklin New York Tax-Exempt Money Fund
Franklin Balance Sheet Investment Fund


Please sign the enclosed copy of this letter in the space indicated and return it to me. If you have any questions, please call me.

Sincerely,

/s/ Deborah R. Gatzek
By: Deborah R. Gatzek

                                    Approved and agreed:

                                    /s/ Lee D. Harbert
                                    By: Lee D. Harbert